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                                                                   EXHIBIT 99.1


MEMORANDUM

TO:      HAVERTYS BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

FROM:    JENNY PARKER

DATE:    APRIL 13, 2004

SUBJECT: NOTICE OF BLACKOUT PERIOD

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Haverty Furniture Companies, Inc. ("Havertys") is changing the recordkeeping service provider for the Haverty Furniture Companies, Inc. Thrift Plan (the "Plan").

This notice is to inform you that, as a director or executive officer of Havertys, you will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring for the limited time period specified below those shares, or options to acquire shares, of Havertys common stock or Class A common stock you acquired in connection with your service or employment as a director or executive officer of Havertys. Any Havertys common stock or Class A common stock you purchase or dispose of during the specified period is presumed to have been acquired in connection with your service or employment with Havertys. If you plan to purchase, acquire, exercise options to acquire shares, sell or otherwise transfer shares of Havertys common stock or Class A common stock during the period specified below, you must notify me in advance at 404-443-2900 to determine whether you are permitted to complete the transaction.

The change in recordkeeper will cause Participants in the Thrift Plan to temporarily be unable to direct or change investments in their individual account or obtain distributions from the Plan. This period during which Participants will be unable to exercise these rights otherwise available under the Plan is called a "blackout period." The blackout period for the Thrift Plan will be in effect beginning 4:00 p.m. (Eastern Time) on April 28, 2004 through not later than May 21, 2004 (unless extended). You can determine if the blackout period has ended by calling 1-866-687-4015. If you have any questions concerning this notice, please call me. If you have any questions about the blackout period, please contact: Ms. Bonnie Webb, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342, 404-443-2900.